UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

CAMELOT ENTERTAINMENT GROUP INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-3078	52-2195605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

8001 Irvine Center Drive Suite 400 Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(949) 754 3030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 30, 2010, Camelot Entertainment Group, Inc. ("Camelot") issued a press release announcing the appointment of Steven Istock as interim Chief Financial Officer of Camelot and his appointment to Camelot’s Board of Directors on an interim basis following the resignation of George Jackson as Chief Financial Officer and as a member of Camelot’s Board of Directors effective June 30, 2010.

Steven Istock, 43, has been appointed interim Chief Financial Officer and will join the Board of Directors effective July 1, 2010. During the third quarter, Mr. Istock and Camelot will work to finalize his employment agreement, which could include appointments to Camelot’s administrative, accounting and/or executive committees. Mr. Istock currently has a consulting agreement with Camelot and has been advising Camelot since April 2010.

Mr. Istock has a substantial corporate, entertainment and international finance background with over fifteen years experience as a senior banker and finance manager. Mr. Istock specializes in the structuring and closing of debt and equity transactions. He has participated in over 2 billion dollars in transactions for a wide range of publicly traded and privately held corporate clients.

Since March 2008, Mr. Istock has been the President and CEO of California Pictures and a Partner and CFO of Strategic Film Partners since May of 2006, which produce and distribute motion picture content worldwide. He also advises domestic and international clients on structuring financing for a variety of projects in the beginning, middle and closing stages of development and production. While serving as a Vice-President of Lending for American Business Bank between November 2005 and December 2006, Mr. Istock made his initial investment into Strategic Film Partners.

As a senior Vice President and Finance Manager for Merrill Lynch in Beverly Hills between January 2000 and November 2005, Mr. Istock was responsible for managing and closing all of the commercial, entertainment and real estate loan transactions for five area offices as well as directing and managing all local transactions with the mergers and acquisitions, private equity and real estate syndication bankers within Merrill Lynch and other affiliated firms worldwide. He earned the Series 7, 63, 65 licenses and Merrill Lynch Certified Financial Manager accreditations and was approved for the California Finance Lenders License by the State of California.

Prior to joining Merrill, Mr. Istock served as a financial consultant and banker from 1996 to 1999, preceded by serving in the entertainment and general commercial lending departments for Wells Fargo Bank between 1995 and 1996. He joined Security Pacific Bank after graduating from college in 1989 and remained with them through the merger with Bank of America in 1992 until departing for Wells Fargo Bank in 1995. During this time, Mr. Istock served as a credit analyst and account officer prior to becoming an assistant vice-president for commercial and real estate lending divisions within Bank of America.

Mr. Istock has developed long term relationships working closely with business owners, accountants and attorneys in all areas of finance, accounting, tax, trade finance and international currency transactions.  He has worked with many manufacturing and service companies including beverage mixing and flavor companies, several large national real estate developers, insurance companies, a hotel operator, one of the largest private apartment building owners in the country and with companies in the entertainment industry such as MGM/UA, Laser Pacific, Asylum Visual Effects, Digital Domain and All-American Television, now owned by Freemantle.

Mr. Istock is a graduate of the University of Michigan in Economics and English in 1989 with post-graduate work at Charles University in Prague in 2007. A member of the Screen Actors Guild, he was the Treasurer of an international screenwriting competition and a member of the KCET Network Council for Children and Families.

Mr. Jackson, who has served as Camelot’s Chief Financial officer and as a member of Camelot’s Board of Directors since April 1, 2005, submitted his resignation in order to pursue significant opportunities presented to him in the domestic and international fitness industry. Since 2000, Mr. Jackson has developed several fitness centers internationally and has been a director to several fitness companies. The business, time and travel commitments for Mr. Jackson had reached a level where he would be unable to continue his duties as an officer and director of Camelot. There has not been and there is currently no disagreement between Mr. Jackson and the registrant, known to an executive officer of the registrant, as defined in 17 CFR 240.3b-7, on any matter relating to the registrant’s operations, policies or practices, and Mr. Jackson has not been removed for cause from the board of directors. Mr. Jackson will remain as a consultant to Camelot to assist Camelot in the transition from Mr. Jackson to Mr. Istock as interim Chief Financial Officer.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)           Exhibits

Exhibit Number	Description

10.1	Interim Employment Agreement

99.1	Resignation letter form George Jackson resigns as the Chief Financial Officer

99.2	Press Release - Camelot Appoints Steven Istock as its New Chief Financial Officer

(b)    Financial Statements

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMELOT ENTERTAINMENT GROUP, INC.

Dated: June 30, 2010	By:	/s/ Robert P. Atwell
Robert P. Atwell
Chairman